SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2008

Intellect Neurosciences, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-128226	20-2777006
(Commission File Number)	(I.R.S. Employer Identification No.)

7 West 18th Street, New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)

(212) 448-9300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 7, 2008, Intellect Neurosciences, Inc. (the “Company”) filed a Form 8K with the SEC to disclose that the Company had entered into an Option Agreement (the “Agreement”) by and among the Company and a top-tier global pharmaceutical company (“Option Holder”) regarding an option to purchase a license under certain of the Company’s patents and patent applications (the “Subject Patents”) related to antibodies and methods of treatment for Alzheimer’s disease and to make, have made, use, sell, offer to sell and import certain Licensed Products, as defined in the Agreement.

Pursuant to the Agreement, the Company grants the Option Holder an irrevocable option to acquire a non-exclusive, royalty bearing license under the Subject Patents with the right to grant sublicenses, to develop, have developed, make, have made, use, offer to sell, sell, import and have imported Licensed Products in the Territory in the Field (the “Option”).

Effective as of December 19, 2008, the Option Holder became the Licensee of the Subject Patents by paying the Exercise Fee described in the Agreement as adjusted by subsequent discussions between the parties to the Agreement.

On January 7, 2009, the Company issued a press release to announce that the Option Holder had exercised its option to acquire a license to the Subject Patents. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished as part of this Report on Form 8-K:

Exhibit	Description

99.1	Press release dated January 7, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

INTELLECT NEUROSCIENCES, INC.

Date: January 8, 2009	By:	/s/ Elliot Maza
Name: Elliot Maza
Title: President and CFO